Exhibit 99.1

Paradyne Contact: Wendy Mozingo 727-530-2272 wmozingo@paradyne.com	NEWS RELEASE

Paradyne Reports Second Quarter Financial Performance; Exceeds Revenue and EPS Guidance

LARGO, Fla. – July 20, 2005 – Paradyne (NASDAQ: PDYN), a leading provider of triple play broadband loop carriers (BLCs) and Ethernet access equipment, today announced second quarter financial results for the period ended June 30, 2005. Highlights for the quarter include:

•	Second quarter revenue of $28 million exceeded guidance and Street expectation

•	Second quarter GAAP EPS is two cents per share; Non-GAAP EPS is three cents per share

•	Paradyne shipped to more than 262 DSL customers in the quarter, including 23 new DSL customers

“I am pleased to report that Paradyne had an outstanding second quarter,” said Sean Belanger, president and CEO of Paradyne. “Our second quarter results reflect new customers, continued innovations in our products, and the full integration of Net to Net products into our manufacturing facilities, which has helped to increase our gross margin as a percent of revenue to over 41 percent.”

Paradyne reported second quarter net income of $.8 million representing two cents per diluted share in accordance with generally accepted accounting principles (GAAP), compared with GAAP results of one cent per diluted share for the second quarter of 2004.

For the second quarter, the Company reported non-GAAP net income of $1.3 million, representing non-GAAP diluted earnings per share of three cents, outperforming the non-GAAP one cent loss per diluted share as reflected in the guidance and Street consensus. The three cents non-GAAP diluted earnings per share compares with non-GAAP earnings per diluted share of two cents for the second quarter of 2004. Reconciliations between GAAP and non-GAAP results and earnings per share are provided in tables immediately following the Consolidated Statement of Operations.

Paradyne’s cash position remains healthy at $42.7 million, and the Company is debt free.

Product shipment highlights include:

•	Total DSLAMs shipped exceeded 3,100 units in the second quarter of 2005 compared to 2,000 DSLAMs shipped in the second quarter of 2004.

•	Shipments of standards-based ADSL grew to 144,000 ports shipped in the second quarter of 2005, up 58 percent from approximately 91,500 ports shipped in the second quarter of 2004. Of the second quarter 2005 ADSL port shipments, 113,000 ports were ADSL2+.

•	Standards-based ADSL endpoint shipments exceeded 44,000 units in the second quarter of 2005, up from approximately 25,900 shipped in the same period one year ago.

•	Shipments of ReachDSL modems and Paradyne’s ADSL/R combination modems supporting both standards-based ADSL and ReachDSL, combined for a total of more than 41,800 units shipped in the second quarter of 2005; an increase of 47 percent from the second quarter of 2004.

Second Quarter Results Conference Call and Webcast

As previously announced, Paradyne will host a conference call on Wednesday, July 20, 2005 at 6:30 p.m. (EDT) to discuss second quarter 2005 results. The call will be broadcast live on the Internet for investors and the general public. This listen-only webcast can be accessed through the investor relations page of the Paradyne website (http://www.paradyne.com). Participants should go to the website at least ten minutes before this event to download and install any necessary audio software. Or, participants may dial into the call at (706) 634-1225. An audio replay of the call will be available through July 30, 2005. To access the replay use Conference ID # 7858901.

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About Paradyne

Paradyne provides a broad family of IP-based broadband access solutions, including BLCs, DSLAMs, Ethernet in the First Mile bonded solutions, IADs, and CPE. Paradyne’s products support both residential triple play solutions and business class bonded g.SHDSL, ADSL2+ and T1/E1 solutions for LAN extension and cell site data backhaul applications.

Paradyne’s solutions are designed to enhance carrier revenue streams with full support for Multimedia Traffic Management (MTM) and to lower carrier operational expenses through Operational Intelligence (OpIQ).

As previously announced, Paradyne and Zhone Technologies, Inc. have entered into a merger agreement. The transaction is subject to the approvals of both company’s stockholders and other closing conditions and is expected to close in the fall of 2005.

More information may be obtained by visiting www.paradyne.com or by calling +1-727-530-8623.

Information about Forward-Looking Statements:

This press release contains forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations and beliefs as well as on assumptions made by, and information currently available to, management. Among the factors that could cause actual future events to differ materially include: risks associated with the proposed acquisition of Paradyne by Zhone Technologies, Inc.; the uncertainty regarding the acceptance of new telecommunications services based on DSL technology; reduction or discontinuation of purchase of our products by NSPs; the failure of NSPs to incorporate our products into their infrastructure; the possibility that Paradyne’s competitors may develop competing products that are superior in terms of quality, cost, or both. For a detailed discussion of other risk factors that could affect Paradyne’s business, please refer to the risks identified in Paradyne’s Current Report on Form 10-K, dated March 16, 2005, the Registration Statement of Zhone Technologies, Inc. on Form S-4, dated July 15, 2005 (which includes a preliminary proxy statement of Paradyne), and in Paradyne’s other filings with the Securities and Exchange Commission.

Editors Note: Paradyne and the Paradyne Logo are registered trademarks of Paradyne Corporation.

Paradyne Networks, Inc.

Condensed Unaudited Consolidated Statements of Operations

(Thousands except per share amounts)

	Three months Ended June 30,		Six months Ended June 30,
	2005	2004	2005	2004
Revenues:
Sales	$26,744	$22,757	$52,228	$43,572
Services	1,247	1,489	2,447	2,971
Royalties	2	0	12	0

Total Revenues	27,993	24,246	54,687	46,543

Total cost of sales	16,391	14,246	33,188	27,326

Gross Margin	11,602	10,000	21,499	19,217

Operating expenses:
Research and development (a)	4,359	3,724	8,629	7,506
Selling, general & administrative (a)	6,263	5,382	12,493	11,203
Amortization of intangible asset	515	305	1,031	609
Business restructuring charges	0	0	0	269
Other operating income, net	0	0	(765)	0

Total operating expenses	11,137	9,411	21,388	19,587

Operating Income (Loss)	465	589	111	(370)

Other (income) expenses:
Interest, net	(302)	(135)	(547)	(262)
Other, net	(21)	44	(66)	(1)

Income (loss) before provision for income tax	788	680	724	(107)
Provision (benefit) for income tax	0	0	0	0

Net income (loss)	$788	$680	$724	$(107)

Average shares outstanding
Basic	46,790	45,195	46,700	44,998
Diluted	47,263	49,550	47,842	44,998
Earnings per common share
Basic	0.02	0.02	0.02	(0.00)
Diluted	0.02	0.01	0.02	(0.00)

Non-GAAP diluted shares	47,263	49,550	47,842	49,047
Non-GAAP diluted net income (loss) per share (1)	$0.03	$0.02	$0.04	$0.02

(a) Amounts include stock-based compensation as follows:
Research and development	$18	$22	$36	$46
Selling, general and administrative	15	15	30	30

	$33	$37	$66	$76

Paradyne Networks, Inc.

Footnote To Condensed Unaudited Consolidated Statements of Operations

(Thousands except per share amounts)

(1) Reconciliation of Earnings and Earnings Per Share Following Generally Accepted Accounting Principles With Non-GAAP Financial Measures (Non-GAAP Earnings and Non-GAAP Earnings Per Share)

Management believes that presenting non-GAAP earnings and non-GAAP earnings per share is useful to investors in addition to the GAAP measures because the non-GAAP measures help investors understand operating results and make comparisons with prior periods. Management believes that excluding each of the below adjustments in calculating non-GAAP results is helpful to investors in comparing the operations of the core business between periods. In addition to providing investors with a helpful comparison, management believes that:

•	excluding the amortization of deferred stock compensation is helpful because it is a non-cash item;

•	excluding the amortization of intangible assets is helpful because it is non-cash and the intangible asset is not expected to be replaced when fully amortized (as might a depreciable asset); and

•	excluding the business restructuring charges is useful because while the category of expense recurs, including such expenditures may actually distort the comparability of expenses from period to period.

Paradyne’s management uses non-GAAP measures internally to evaluate the Company’s net income and operating performance of the core business on a period-over-period basis, and for planning and forecasting future periods. Management does not consider the amortization of deferred stock compensation and intangible assets in its review of the business. Additionally, while management constantly reviews the structure of the business to assure it is properly and efficiently operating, once changes are made, there is no value in comparing restructuring costs from period to period. The value is only in reviewing the expected operating results after making a restructuring change.

In order to calculate non-GAAP earnings per share, the Company may also need to calculate non-GAAP diluted shares. Whenever the Company has a net loss, both basic and diluted shares will be the same because the effect of increasing the number of shares for dilution would be to decrease the loss per share (which would be anti-dilutive), since the calculation is net loss divided by the number of shares. When transactions are excluded in computing non-GAAP earnings, in some cases, the exclusion can result in changing a net loss to net income. When this happens, increasing the share count will reduce earnings per share. Therefore, when the Company excludes transactions from its GAAP net loss resulting in non-GAAP net income, the Company calculates non-GAAP diluted shares by increasing the share count by the dilutive effect of stock options.

Reconciliation of GAAP Earnings to Non-GAAP Earnings

	Three months Ended June 30,		Six months Ended June 30,
	2005	2004	2005	2004
Net income (loss), as reported	$788	$680	$724	$(107)

Increase to net income:
Exclusion of amortization of deferred stock compensation and intangible assets	548	342	1,097	685
Exclusion of business restructuring charges	—	—	—	269

Adjustment to net income (loss)	548	342	1,097	954

Non-GAAP net income	$1,336	$1,022	$1,821	$847

Reconciliation of GAAP Earnings Per Share to Non-GAAP Earnings Per Share

	Three months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Diluted net income (loss) per share, as reported	$0.02	$0.01	$0.02	$(0.00)

Exclusion of amortization of deferred stock compensation & intangible asset	0.01	0.01	0.02	0.01
Exclusion of business restructuring charges	—	—	—	0.01

Adjustment to net income (loss)	0.01	0.01	0.02	0.02

Non-GAAP diluted net income per share	$0.03	$0.02	$0.04	$0.02

Reconciliation of Average Shares Outstanding with Non-GAAP Diluted Shares (Thousands of Shares)

	Three months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Average shares outstanding	46,790	45,195	46,700	44,998

Dilutive effect of stock options	473	4,355	1,142	4,049

Non-GAAP diluted shares	47,263	49,550	47,842	49,047

Paradyne Networks, Inc.

Condensed Unaudited Consolidated Balance Sheets

(In Thousands)

	June 30, 2005	December 31, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$42,714	$43,832
Accounts receivables, net	16,239	16,904
Inventories, net	20,067	17,193
Prepaid & other current assets	1,699	1,246

Total current assets	80,719	79,175

Property, plant & equipment, net	2,644	3,495
Intangible assets, net	6,130	7,160
Other assets	463	471

Total assets	$89,956	$90,301

Research and development (a)
Selling, general & administrative (a)
Accounts payable	$6,640	$7,296
Payroll & benefit related liabilities	1,454	2,214
Other current liabilities	6,609	6,826

Total current liabilities	14,703	16,336

Total liabilities	14,703	16,336

Stockholders’ equity	75,253	73,965

Total liabilities and stockholders’ equity	$89,956	$90,301